UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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☒	Soliciting Material Pursuant to §240.14a-12.

NRG ENERGY, INC.

(Name of Registrant as Specified in its Charter)

EXELON CORPORATION

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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On March 10, 2009, Exelon Corporation held its 2009 Exelon Investor Conference. Some of the remarks made during the investor conference included a discussion of the proposed transaction with NRG Energy, Inc. (“NRG”). Below are excerpts from the transcript of the investor conference relating to NRG.

[Excerpted from remarks of Karie Anderson]

In addition, during today’s meeting we may discuss Exelon’s exchange offer to acquire NRG Energy and Exelon’s intention to solicit proxies for meeting of NRG and Exelon shareholders. Today’s discussion does not constitute an offer to exchange or a solicitation of an offer to exchange NRG shares.

And it is not a substitute for the exchange offer documents we have filed with the SEC or the proxy statements that we intend to file with the SEC. For important additional information regarding the offer and the proxy statements, please refer to the filings that we have made with the SEC in that regard.

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[Excerpted from remarks of John Rowe]

In ‘08, we announced two very important strategic initiatives. And just to make it clear, I don’t know which one of them is the more important. One of them was Exelon 2020, our low-carbon plan, which I see as fundamental to positioning and repositioning ourselves in an age of carbon regulation. And the other is our effort to acquire NRG. These are fundamental strategic evolutions for us and we’ll keep working on them very hard.

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And we are committed by some of our challenges at Standard & Poor’s to maintaining our investment grade credit ratings. Now we don’t know exactly what that ultimately will require. And what it will require relates very squarely to whether we complete the NRG transaction or not. And we probably won’t finally know what is required at S&P until we can go in with a completed transaction.

But as we look at the NRG transaction, we are not only looking at a wide array of gas prices; we are also evaluating it against different carbon policies, including the President’s proposal to auction off all the allowances. And we are assessing it against different costs for maintaining our investment grade status.

And those costs depend on how many assets we can sell, we may have to sell a somewhat larger part, or whether we have to issue either common equity or some sort of convertible preferred. So we’re trying to model possibilities in all of those categories as we go ahead, to make certain that we keep our NRG economics consistent with what is good for you. And we’re trying to have a significant margin.

As you would expect, we have a whole array of scenarios. And under some of the scenarios, as we’ve told you before, we may make $3 billion or even more. In other scenarios it’s a much smaller number. But we’re trying to keep a substantial return, even in conservative scenarios. And when we do that scenario analysis, we include possibilities as to the cost that it may take to maintain our investment grade rating.

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Now I want to talk a little bit about the NRG acquisition. We were, of course, ecstatic to get 51% in the last tender period. But NRG’s management remains committed to opposing it.

Today, they put out something that I haven’t fully read that suggests that somehow we’re going to raise our offer before the Annual Meeting. We have no intention of doing that unless we get some new facts that justify it. Since we made that offer, it has become even better for NRG shareholders than it was when we made it – both because of changing gas prices, because of changing stock market conditions, and because of the potential carbon legislation.

So we continue to move ahead to press our legal rights. We will push to elect the nine Directors that we have proposed. And we do not expect to change our offer unless it’s in a final negotiation with due diligence that gives us something to base such a change upon.

Pay-to-play is a wonderful phrase in Illinois. It seems to be how you get to be a Senator, or so they say. It is not how we intend to acquire NRG. So that’s about as clear as I can be on that.

But our analyses say that NRG remains an attractive acquisition on a value basis. We only care about value on this. I do have an ego – my wife says a large one – but it doesn’t get its jollies out of making foolish investments with your money.

We think we have proposed an offer that will make money for you, that makes money for our shareholders and puts their bondholders into a better place. And we are holding to that position with great firmness.

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And what we keep trying to do is tailor our investments to things that will be robust in the widest variety of circumstances. We ask lots of questions, we encourage cynicism. Once we commit ourselves, we try to go fast. But those old saws – measure twice saw once, measure twice cut once – we really try to work through these things.

And we saw that in our PSEG proposal when the relative value to shareholders sometimes was $2 billion and sometimes was $200 million. But it kept floating back and forth in a positive range. But we cut when the price was too high.

And we’ve look at NRG in the same way. We look at it in the good scenarios, we look at it in the very difficult ones, and we try to make a robust judgment. And on that basis, we’re sticking to our offer.

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[Excerpted from remarks of Sheree Petrone]

We’re seeing a lot of interest out there now that some of our competitors have pulled back a bit. And we plan to move through the PJM East. We want to serve where risks can be well-managed by the Power Team. And we’re also interested in ERCOT.

We think that those are very important to us. With our assets in taxes, that should become more interesting though as the outcome of the NRG issue unfolds. Thank you.

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[Excerpted from discussion between John Rowe and Denis O’Brien]

John Rowe: Nobody lets me go anywhere by myself. But – I think it’s fair to say that the price we would put on the rate transition issue in Pennsylvania has become much smaller with the decline in the likely rate increase, although we’re still uneasy because when you’re neighbor has a big problem and the speech is all over you, you can catch something.

But there is the compounding issue of the NRG transaction, and while we think we have a pretty good case, jurisdictional touch points are so small that this shouldn’t be a very costly exercise. Saying with no problem at all would be excessive. Did I describe that without getting you into any trouble, Denis?

Denis O’Brien: I think so John. I think that was pretty good.

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[Excerpted from remarks of Shelley Keller]

I thing think the NRG transaction is perhaps a next order evolution of 2020 as we see coal as ultimately being part of the energy mix in having a way to reduce emissions from coal fire generation and apply a 2020 kind of thinking to the NRG portfolio as being part of that evolution.

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[Excerpted from discussion between Ralph Loomis, Chris Crane and Bill Von Hoene as well as Questions and Answers]

Ralph Loomis: Well, let’s then turn to NRG. Chris, can you give us a sense of how Exelon arrived at this offer and why we think it’s fair to both sets of share holders?

Chris Crane: I think this group has heard that story so many times. I hate to wear it out. Probably 90% of the group has seen Bill and I four or five times in the last few months but I’ll recite it very quickly not to bore you or deal wear out is what we’ve been trying to avoid here or fatigue.

There was a couple of ways we went at it but the primary is looking at the time, the implied value of the assets based off of an installed kilowatt. And as we saw ourselves greatly undervalued, we saw NRG even more so. At that point in time when we were compiling our offer, we looked at what our implied value for KW was and it was about [$1,350] a KW, which we all know replacement costs are much greater than that but market conditions drive the implied value. And as we looked at NRG, they were down somewhere around $970 a KW through our analysis. So the premium brought our assets to par.

The 37% premium would have put them at the same as our implied value on our assets at [$1,350]. And whatever letters drive them up independently, they would drive us up together, gas prices, the capacity of the reserve margins, to the point that you get back to replacement across and then you see new expansion coming in. We also felt that in our offer, we were offering that. We would grow together. They were the synergies that you could not gain as a standalone. And also our carbon upside and some of our others that made the offer valued at that point.

Ralph Loomis: I thing John made abundantly clear this morning and as many at Exelon have made abundantly clear at every opportunity, there is no likelihood of a price adjustment absent some due diligence and further understanding of where additional value might be. Can you touch on, Chris and Bill, why due diligence is so important to us at this point?

Chris Crane: Yes. The prudency that this group and our folks on the phone, our share holders, we have to have a level of certainty when we come back to you as a combined performer that what we believe from publicly traded information is true. There have been changes in the market as the futures have gone down and we’ve all been affected. We need to fully understand the effects on NRG. The transactions that have been made recently, we need to understand the reliant retail business closer.

There has been a history of some problems that were publicly known last year with reliant retail. Although we have our own retail ring and we support retail if you have the generation assets to back them. We think it’s a good way to hedge your generation but we don’t know all the details behind what they just bought. We don’t know the marketing strategies. We don’t know the counterparty commitments that have been made and we would need to know that before we could finally price it.

There’s a new suit filed against one of the plants because there have been some environmental issues in Louisiana. Back of the envelope could put work on that to come into compliance if driven to around $700 million. That is not something that you can just wave over and absorb somewhere else. We need to know those details.

Bill Von Hoene: The other thing I would say — by the way, there are some other litigations that you are aware of, too. There’s a class action filed with the Indian River plant. We have to look and confirm the value that we have ascribed to NRG at the inception of this.

The other thing that we made very clear is that if there is additional value that could cause a change in the offer price. We can only learn that through due diligence. We very deliberately approached this in a way to give what we thought was a very fair and generous offer at the inception in October.

We didn’t give this for an idea that we would bargain this up to a place where we would be strategic close to the time of the proxy vote if we had to do it. We looked and said what’s fair to both sets of share holders? If anything, as John indicated in his opening remarks, it’s the deal has become more generous for the energy share holders than it was in October when we made the offer.

So if there is to be any alteration in the price, we would have to have due diligence that would confirm that there’s additional value, which we’re not currently aware that would justify that. So that’s the second component I think of the due diligence necessity.

Ralph Loomis: This question has also been asked and answered many times. What’s the next step, Bill, as your energy trade?

Bill Von Hoene: Well, we did get a little bit of clarity on timing I think this morning. David Crane was interviewed, as many of you have probably seen, indicated that their annual meeting will be sometime in May or June. By law, actually, it has to be by the middle of June so that there’s no surprise on the timing.

But we’ve indicated that in the absence of a completed negotiated settlement we’re prepared to go forward with a proxy solicitation that we announced we would go forward with in January. And that would be to solicit proxies to expand the size of the energy board from 12 to 19 and to elect nine independent directors to that board.

So we are full speed ahead with our preparations to do that. We’ll do the filing here sometime relatively soon. And in the absence of reaching closure on a negotiated deal, which we hope we will be able to do, but we also understand that we have to be prepared to go to the nth step and we have all the resources in place to go forward on that basis.

The other thing that we’re doing simultaneously in terms of next steps is we’re continuing to try to get closer to securing regulatory approval in the various venues where we’re required to have approval as a condition to consummating the deal. I think the other thing that was noteworthy and what David said this morning in his interview was that he did not anticipate that there would significant difficulties in securing that regulatory approval. And that’s entirely consistent with the way we’ve assessed it and the way we’ve described to many of you over the course of our meetings.

Ralph Loomis: You said a moment ago that we were going to nominate nine new members to the board. Why aren’t we seeking the majority of the reconstituted board?

Chris Crane: Two reasons. One, which is fairly obvious I think to everybody here is if we were to secure a majority of the board — it would trigger the change in overall provisions in the energy debt. And that’s havoc that we don’t want to create. So that’s the primary reason. But the other reason, which is I think more tactical in a sense is we’re not trying to take over their board. We’re trying to put on the board a number of people who have a perspective that we believe is more shareholder value oriented than the approach — than the current board has taken.

Now we think we would actually some support among energy shareholders where we’d try to take over a majority of the board. We’re just trying to change the discussion in the board room so there’s a point of view that says, here is a 37% premium. Here is an attractive strong company. Here’s a combination that makes industrial sense. Let’s sit down and try to get this done.

Ralph Loomis: You alluded to Kevin Cramer’s on regulatory approvals and John had referenced that this morning in his remarks there as well. Can you give us just an overall recap of what the regulatory approvals are and where we stand with respect to those applications?

Chris Crane: Sure, on the federal level we need FERC approval. We have DoJ process. Those are both in place and have been in place since December. We’re making very good progress on those. We’re working with DoJ right now in complying with their second request and we’ve had productive meetings. The FERC comment period has expired. We’ve responded to the comments. That’s on track and we’ve also filed at the Nuclear Regulatory Commission for approval there.

At the state level there are four states or possibly five states where we need approval. Energy has, in all of those jurisdictions argued that our filings are premature because we don’t have a consummated tran — or we don’t have an agreed upon transaction yet. We don’t think that’s a correct statement of the law and most places we’ve been successful in advancing that and these have proceeded on. But that is a little blip that we’re having to deal with from time to time in the state jurisdictions. The state approvals are relatively very straightforward unlike what we had in New Jersey, for example, in our PSEG deal.

So, however large that blip is in any particular jurisdiction, it won’t affect our timetable once we get to the table and consummate a transaction. And we just recently, as you know, filed in Pennsylvania, which has a little bit of a runway. And so we’re off and running there as well.

Ralph Loomis: Assuming we get to the table, do we still expect to close the deal this year?

Chris Crane: Yes, we do.

Ralph Loomis: There are worse fates than to be moderator with such a well-practiced panel here. I’m largely superfluous. We can open it up to questions from the audience. That might be more interesting. Yes?

Unidentified Audience Member: Thank you. Just curious at this roughly the price level that we’re seeing in natural gas, I guess not immediate, not in ‘09 but in ‘010 or ‘011 when you have a first full year of risk transaction. Is this still an accretive transaction for us, Exelon or not?

Chris Crane: Yes, it is. We’re stressed that as we’ve put in our debt multiple times. We stress that — and I think the case that we showed is a $6 gas, a long-term recession — negative load growth. It’s on the lower end of the DCF band it is still accretive.

Unidentified Audience Member: And Chris, by that, you mean no earnings or value?

Chris Crane: Yes, there was one year that the earnings, it was the 11 year but the earnings were kind of flat from effect of merger. That was because of the uptick, but yes.

Unidentified Audience Member: When you mention negative load growth and lower gas, just how do you see the impact of — how do you stress test renewables, tremendous efforts to lower demand outside of the economy based on efforts for conversation, demand, response?

Large numbers of renewables may be entering the market and also what we’re seeing in states really not willing, deregulated states not willing to accept the marketplace as a means of getting reliability or getting new supply. In other words, they’re going to build like Maryland or whatever if they feel that that’s the way to go about securing supply.

They’re not going to rely on prices getting high enough to justify new build. How does that — I mean how do you have that — how do you factor that into your offer? And when you mention all your caveats to this point, the second point to the question is might you guys come up and offer a lower number?

It sounds like you’re talking about potential. Seriously, you guys are saying there are a lot of things we don’t know. We have to open the books and by the way, there’s this litigation that’s out there, $700 million. It’s sort of — it makes one wonder.

Chris Crane: No, I — yes. There’s some holders on both sides here that are I think laughing at you more. But let me address the latter first and then I’ll go back to the model. We have to put a combined performer together. We have to do the due diligence to confirm that the deal creates the value that we project. We need to go to the rating agencies. We need to show — meet all the liquidity requirements and that will be the test. I don’t see any scenario that we would be willing to fight through making a lower offer. If the offer is lower it will be easier for us to walk.

Although this deal is an accretive deal it’s not significantly accretive to our bottom line to distract our management time for a protracted period. Either we get in, in the proxy, when the proxy adjusts the board, do the due diligence and we know that in the early summer or we’re done.

This is a strategic play. It’s about timing. It’s about increasing the asset, the footprint of the asset into a third marketplace that provides us some hedge and risk and growth and all the things we’ve previously stated. So I don’t see that battle going in that direction and I think it would just be an overwhelming consumption of our time to go back out and try to rebattle.

Either we’d make it work at the price that we gave and its accretive within all of our standings or standards and fundamentals or we just say thanks but no thanks. And it’s got to be done by this board meeting or it is not worth us continuing to stay in the fight.

Now as far as going back to look at how we’ve modeled the effects of many different influences into this deal, specifically, we’re really looking at modeling the affects in ERCOT. That’s our major exposure with this deal. There are other competitive markets that have some issues that are going on. But in the modeling, we ran some scenarios on how much wind actually comes in from West Texas.

And I think Frank is not here but maybe Ken or some of the others in the room — I know there’s a range between 12,000 and 18,000 megawatts of wind coming in from the West Texas, assuming that we got the transmission line, the CREZ transmission project off and in. And at that point we’re still accretive for acquiring assets at this level of — how they’re devalued in the — you would not consider development of new assets, CCGTs. You got to be very cautious about thinking of nuclear in a situation like that.

Wind is going to affect the around-the-clock, the nighttime pricing and that is not good for a nuclear point. You do not want to be load following nuclear plants, steam quality, fuel issues, just operational concerns. Their baseload, they’re built to run not to cycle. So we’ve seen more of some of the demand destruction in efficiencies those have been modeling ranges just overall capacity and consumption on the market. And you can attribute to be either economics or efficiencies being built in and then we’ve modeled the renewables. And it’s still okay in ERCOT to go forward.

Unidentified Audience Member: Okay, and then just finally with the lower projections in terms of cash flow and revenues and what have you for the merchant sector you’ve talked about equity and your discussions with rating agencies about what that might — whether this transaction would require equity issuance and if so, what we might be thinking about with respect that issue?

Chris Crane: There hasn’t been any formal conversations with the rating agencies on what we would be required to do to make the liquidity metrics or the metrics overall. We are watching very closely the asset values in the auctions that are going on, are not going on more to say in trying to understand what we would have to do.

We have a block of assets that we were going to use the proceeds. That was the clean sweep divestiture. Those proceeds were going to go immediately to debt retirement. We had a couple other aspects to go to debt retirement. There are many scenarios that you can put together including some type of equity issuance that would have to pass the test of maintaining an accretive position to the Exelon shareholders while doing the acquisition in that way.

But there’s no firm plans yet. It would not be until we got to the point of doing due diligence and pulled a combined pro forma together in what looked like the most probable success path. So we hate to speculate on that now. But of course, it has to be something that we look at. Yes?

Unidentified Audience Member: I’ve got one question. I’ve got actually two questions here. Are one of the states you’ve to go through New Jersey by any chance?

Chris Crane: No, it is not.

Unidentified Audience Member: Good for you — that’s great.

Chris Crane: That might have changed the sunny dispositions that we’ve had in terms of regulatory approval.

Unidentified Audience Member: I worked with you guys on the PC&G deal. I hope that wasn’t the case. But I haven’t gone through a utility actual tender offer before. I work with the [Koala] Kansas City [Weststar] thing several years ago. I’m wondering how in your proxy statement you’re going to have your shareholders vote on a deal that isn’t a deal yet? How do you frame that? How do you put that into a —

Chris Crane: You mean in terms of our shareholder approval, sir?

Unidentified Audience Member: Yes, in terms of the Exelon shareholders.

Chris Crane: Yes, we would bring this to the Exelon shareholders upon agreeing to the terms, the material terms. We’d execute an agreement. That’s the agreement that would be put before the NRG shareholders and the Exelon shareholders for approval. So that’s different from the regulatory approval cycle where we are entitled to go forward because the regulatory infrastructure or the regulatory architecture recognizes that if you wait until you have a deal signed and then you commence the approval process there’s a passage of time there that’s detrimental to everyone concerned.

So we’re permitted under the regulatory schemes to go forward before we have the signed agreement and seek approval of a deal, the deal that we’ve described. We would not do that with the shareholder approval that would be necessary on either side.

Unidentified Audience Member: Do you have any idea when you might do that? Consummate the deal or finish the deal or is it hard to tell?

Chris Crane: If we do not reach a negotiated agreement prior to the proxy solicitation then the timetable would be the election of the new board assuming that we were successful, the new board members. We would then try to commence negotiations with that reconstituted board. And presumably, enough information will have been exchanged at that point in time that we can proceed relatively quickly to determine whether or not there’s a deal to be made.

Unidentified Audience Member: Thank you.

Unidentified Company Representative: I think you’re getting confused.

(Inaudible - microphone inaccessible)

We basically have first the proxy efforts to elect directors.

Chris Crane: Correct, I apologize for the confusion. I apologize.

Unidentified Audience Member: And then if that leads us to a deal you then have to get further approval of the transaction from both sets of shareholders, right?

Chris Crane: That’s correct. That’s correct.

Unidentified Audience Member: Going further on the what’s next question, I guess, it might have been just answered. Would you hope to avoid a change of control or would that follow the proxy with the NRG shareholders?

Chris Crane: The transaction will — the transaction, if we are to consummate the transaction for a portion of the NRG debt that in and of itself no matter what form it takes will constitute a change in control. And that portion of the debt will have to be refinanced. There’s a second portion, the bond debt, and we bifurcated these things in our analysis. The bond debt, the change in control can be triggered or not be triggered depending on what the deal structure is. So there’s a way to structure the transaction so that the bond debt change in control provisions are not triggered.

And right now, we’re involved in discussions with bondholders in trying to reach an arrangement under which we can forego the change in control either by a waiver of the change in control provisions by the bondholders or by putting into place a structure, which we call the [TopCo] that would not invoke those provisions.

Unidentified Audience Member: Another question, if you are successful in acquiring NRG how would that change your view on a new nuclear plant in Texas, if at all?

Chris Crane: The brownfield site is more advantageous than a greenfield site for sure. There’s economic advantages there. We would continue to evaluate it. It would have to stand on its own from the economics. You still have to be looking at something north of $7 gas and you’d still have to have a carbon and I’m not sure it’s right at 25. But we’ll have to run the numbers when we’re able to.

But it has more likelihood in a combined entity of being executed than not and as we’ve said it would have to be evaluated at the time. But it’s got to step up — you know it’s the brownfield site, the infrastructure is there. Cooling is there. You have certainty in a lot of your regulatory aspects primarily around the cooling water and the reserve that they have — reservoir, excuse me, that they have.

Ralph Loomis: I believe there’s a question in the back.

Unidentified Audience Member: Yes, continuing the discussion about nuclear CapEx, what we keep hearing from NRG that they are signing in fee contracts and starting procurement of equipment. And it seems like you’re not certain that you want to go along with this process. Any comments on this one?

And also, NRG keeps making arguments about their free cash flow generation if they’re successful acquiring Reliant their free cash flow argument is going to be strengthened, especially if they can address the hedging issue. How are you trying to address the discrepancy between free cash flow generation between your company and NRG?

Chris Crane: Well, I think the way it’s stated in the delivered material by NRG it’s a single point in time. It’s a year in time. And if I remember right the latest was 2010 where the combined cash flow contribution from NRG to the entity was about 30%. And I think their argument is that they would get only 17% of the equity position. But first of all, we would ask to have that pro forma done on the long run versus a single year. The free cash flow does come into and goes below the equity position and it moves back and forth.

But we don’t think free cash flow is the indicator of value. You can look at EBITDA and you can see that the EBITDA contribution, which is more a certain value indicator is at the equity swap ratio. So it’s an advantageous indicator for a single year and we’d love to debate it if it was shown over a longer term pro forma and it would speak for itself or redirect it into EBITDA.

You look at our calculations from the publicly available information and start to look at the EBITDA reduction that’s based off of energy prices over the next couple of years and I think we’re looking at about a 5% to 7% reduction in their position. We still think it is an accretive deal to do. We think we’re paying in the high end to get it done. We don’t see that any of the arguments that they have come up with would indicate that anything significantly larger should be paid.

The argument that they’ve used is replacement cost of assets. Nobody is being valued at replacement cost today. I mean we’d love to be valued at 4,500 a KW for our nuclear assets but it’s not a reasonable indicator when you have excess capacity and the economic strains in the commodity prices like you do. Understand their point on a single year, not an indicator of long-term value, and really not the best indicator of value.

Now as far as the Reliant acquisition, we as we’ve said earlier, we support retail and we think that retail with the assets to back the contracts can be a good, efficient hedge in the portfolio. We’re not sure what kind of contracts or what kind of issues come around with Reliant. As I said earlier, there was some problems last summer. And you’ve got to really look close at what risk mitigation tools were used, what contracting strategies were used and what they’re bound to in the long run.

Due diligence will tell us truly if we’ve missed calculated the value, and we understand that this has got to get shareholder vote. And we are not trying to get something as cheap as possible. We’re trying to be reasonable and balanced. And if we did find something in due diligence where we were wrong and when we get to the point that we can have a constructive conversation we would adjust our offer accordingly.

Ralph Loomis: Any other questions? Seeing none, thank you very much.

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Important Information

This communication relates to the offer (the “Offer”) by Exelon Corporation (“Exelon”) through its direct wholly-owned subsidiary, Exelon Xchange Corporation (“Xchange”), to exchange each issued and outstanding share of common stock (the “NRG shares”) of NRG Energy, Inc. (“NRG”) for 0.485 of a share of Exelon common stock. This communication is for informational purposes only and does not constitute an offer to exchange, or a solicitation of an offer to exchange, NRG shares, nor is it a substitute for the Tender Offer Statement on Schedule TO or the Prospectus/Offer to Exchange included in the Registration Statement on Form S-4 (Reg. No. 333-155278) (including the Letter of Transmittal and related documents and as amended from time to time, the “Exchange Offer Documents”) previously filed by Exelon and Xchange with the Securities and Exchange Commission (the “SEC”). The Offer is made only through the Exchange Offer Documents. Investors and security holders are urged to read these documents and other relevant materials as they become available, because they will contain important information.

Exelon expects to file a proxy statement on Schedule 14A and other relevant documents with the SEC in connection with the solicitation of proxies (the “NRG Meeting Proxy Statement”) for the 2009 annual meeting of NRG stockholders (the “NRG Meeting”). Exelon will also file a proxy statement on Schedule 14A and other relevant documents with the SEC in connection with its solicitation of proxies for a meeting of Exelon shareholders (the “Exelon Meeting”) to be called in order to approve the issuance of shares of Exelon common stock pursuant to the Offer (the “Exelon Meeting Proxy Statement”). Investors and security holders are urged to read the NRG Meeting Proxy Statement and the Exelon Meeting Proxy Statement and other relevant materials as they become available, because they will contain important information.

Investors and security holders can obtain copies of the materials described above (and all other related documents filed with the SEC) at no charge on the SEC’s website: www.sec.gov. Copies can also be obtained at no charge by directing a request for such materials to Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, New York 10022, toll free at 1-877-750-9501. Investors and security holders may also read and copy any reports, statements and other information filed by Exelon, Xchange or NRG with the SEC, at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website for further information on its public reference room.

Exelon, Xchange and the individuals to be nominated by Exelon for election to NRG’s Board of Directors will be participants in the solicitation of proxies from NRG stockholders for the NRG Meeting or any adjournment or postponement thereof. Exelon and Xchange will be participants in the solicitation of proxies from Exelon shareholders for the Exelon Meeting or any adjournment or postponement thereof. In addition, certain directors and executive officers of Exelon and Xchange may solicit proxies for the Exelon Meeting and the NRG Meeting. Information about Exelon and Exelon’s directors and executive officers is available in Exelon’s proxy statement, dated March 20, 2008, filed with the SEC in connection with Exelon’s 2008 annual meeting of shareholders. Information about Xchange and Xchange’s directors and executive officers is available in Schedule II to the Prospectus/Offer to Exchange. Information about any other participants will be included in the NRG Meeting Proxy Statement or the Exelon Meeting Proxy Statement, as applicable.

Forward Looking Statements

This communication includes forward-looking statements. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements made herein. The factors that could cause actual results to differ materially from these forward-looking statements include Exelon’s ability to achieve the synergies contemplated by the proposed transaction, Exelon’s ability to promptly and effectively integrate the businesses of NRG and Exelon, and the timing to consummate the proposed transaction and obtain required regulatory approvals as well as those discussed in (1) the Exchange Offer Documents; (2) Exelon’s 2008 Annual Report on

Form 10-K in (a) ITEM 1A. Risk Factors, (b) ITEM 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations and (c) ITEM 8. Financial Statements and Supplementary Data: Note 18; and (3) other factors discussed in Exelon’s filings with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which apply only as of the date of this communication. Exelon does not undertake any obligation to publicly release any revision to its forward-looking statements to reflect events or circumstances after the date of this communication, except as required by law.

Statements made in connection with the exchange offer are not subject to the safe harbor protections provided to forward-looking statements under the Private Securities Litigation Reform Act of 1995.

All information in this communication concerning NRG, including its business, operations, and financial results, was obtained from public sources. While Exelon has no knowledge that any such information is inaccurate or incomplete, Exelon has not had the opportunity to verify any of that information.